SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

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Martek Biosciences Corporation

(Name of Registrant as Specified in Its Charter)

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MARTEK BIOSCIENCES CORPORATION
6480 Dobbin Road
Columbia, Maryland 21045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The 2003 Annual Meeting of Stockholders of Martek Biosciences Corporation will be held at the Company’s headquarters, 6480 Dobbin Road, Columbia, Maryland on Thursday, March 20, 2003, at 11:00 a.m. for the following purposes:

1.	To elect four members of the Board of Directors for the term expiring at the 2006 Annual Meeting of Stockholders;

2.	To approve an additional 300,000 shares of common stock reserved for issuance under the Company’s 2002 Stock Incentive Plan; and

3.	To consider and act upon such other business as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on January 24, 2003 are entitled to notice of and to vote at the meeting.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

     ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION TO ATTEND THE MEETING.

By Order of the Board of Directors

GEORGE P. BARKER Secretary

Columbia, Maryland
February 12, 2003

MARTEK BIOSCIENCES CORPORATION
6480 Dobbin Road
Columbia, Maryland 21045

PROXY STATEMENT

Annual Meeting of Stockholders

March 20, 2003

     This Proxy Statement is furnished on or about February 12, 2003 to stockholders of Martek Biosciences Corporation (the “Company”) in connection with the solicitation by the Board of Directors of the Company (the “Board”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, March 20, 2003 beginning at 11:00 A.M. local time at the Company’s headquarters, located at 6480 Dobbin Road, Columbia, Maryland 21045. The stockholder giving the proxy has the power to revoke the proxy at any time before it is exercised. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.

     The Company will bear the cost of soliciting proxies. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service. Officers and other management employees of the Company may solicit proxies by mail or by personal interview, telephone or telecopy. They will receive no additional compensation for their services.

     At the close of business on January 24, 2003 (the “Record Date”), there were 23,445,648 shares of the Common Stock of the Company outstanding and entitled to vote at the meeting. There were 378 stockholders of record as of the Record Date. Only stockholders of record on the Record Date will be entitled to vote at the meeting, and each share will have one vote.

PROPOSAL 1
Election of Directors

     The Board of Directors consists of eleven members. The Board is divided into three classes of directors. At each Annual Meeting, members of one of the classes, on a rotating basis, are elected for a three-year term. At this meeting, four Class II directors for the term expiring at the 2006 Annual Meeting of Stockholders are to be elected. Messrs. Flanagan, Macklin and Smart and Dr. Radmer are nominees for election at this meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named. Proxies representing shares held on the the Record Date which are returned duly executed will be voted, unless otherwise specified, in favor of the four nominees for the Board named below. All such nominees are currently directors of the Company.

     Unless otherwise instructed on the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the election as directors of the persons named as nominees. Each of the nominees has consented to be named herein and to serve on the Board if elected. It is not anticipated that any nominee will become unable or unwilling to accept nomination or election, but, if that should occur, the persons named in the proxy intend to vote for the election in his or her stead, such other person as the Nominating and Corporate Governance Committee may recommend to the Board.

     The following table presents information concerning persons nominated for election as directors of the Company and for those directors whose term of office will continue after the meeting, including their current membership on committees of the Board of Directors, principal occupations or affiliations during at least the last five years and certain other directorships held. For additional information concerning the nominees for director, including stock ownership and compensation, see “Directors’ Fees,” “Beneficial Ownership of Common Stock,” and “Compensation” below.

Nominees for Election as a Director for Terms Expiring in 2006:

Gordon S. Macklin Age 74	Member — Audit Committee, Nominating and Corporate Governance Committee
Mr. Macklin serves as Deputy Chairman for White Mountains Insurance Group, Ltd., and is a director of MedImmune, Inc. (biotechnology), Overstock.com (internet sales), Spacehab, Inc. (aerospace technology) and director, trustee, or managing general partner, as the case may be, for 48 of the investment companies in the Franklin Templeton Group of

Funds. Mr. Macklin was formerly the Chairman of White River Corporation (financial services), the President of the National Association of Securities Dealers, Inc. (1970 — 1987) and the Chairman of Hambrecht and Quist Group. Mr. Macklin has been a director of the Company since 1998.

William D. Smart Age 76	Member — Compensation Committee, Nominating and Corporate Governance Committee
From 1955 until his retirement in 1987, Mr. Smart served in a variety of capacities for Abbott Laboratories, a pharmaceutical and healthcare company, most recently as President of Ross Laboratories, the nutritional products division of Abbott Laboratories, and Corporate Vice President of Abbott Laboratories. Mr. Smart has been a director of the Company since 1991.

Robert J. Flanagan Age 46	Mr. Flanagan has been Executive Vice President of Clark Enterprises, Inc. (“Clark”), a Bethesda, Maryland-based holding company, since 1989. Clark is the ownership, investment and asset management arm of various Clark entities, and is one of the largest privately-held construction companies in the country. Prior to joining Clark, Mr. Flanagan was the treasurer, secretary and member of the board of directors of Baltimore Orioles, Inc. from 1981 to 1989. He was also employed from 1978 to 1981 as a member of Arthur Andersen’s audit division in its Washington D.C. office. Certified as a public accountant in Washington, D.C., Mr. Flanagan received a bachelor’s degree in business administration from Georgetown University and a master’s degree in taxation from the American University School of Business. Mr. Flanagan has been a director of the Company since April 2002.

Dr. Richard J. Radmer Age 60	Dr. Radmer, a founder of Martek, has served since 1985 as a director and as President and Chief Scientific Officer of the Company. In 2002, Dr. Radmer announced plans to retire as President and Chief Scientific Officer of the Company in the spring of 2003, but will remain as a director if re-elected. Prior to 1985, Dr. Radmer worked for 17 years at Martin Marietta Corp. where he headed the Biosciences Department which performed research to develop new products from microalgae, among other activities. He has served as an Adjunct Associate Professor and Associate Member of the Graduate Faculty at the University of Maryland. Dr. Radmer received a Ph.D. in biology, a M.S. in botany and a B.S. in biochemistry from the University of Chicago. He completed his Ph.D. studies while in residence at Harvard University.

Directors Continuing in Office:
Henry Linsert, Jr. Age 62	Mr. Linsert joined Martek as Chairman of the Board in 1988 and became Chief Executive Officer in 1989. From 1987 to 1988 he was primarily engaged as President of American Technology Investments Corp., a consulting company specializing in the development and financing of early stage companies in the Mid-Atlantic area. He was President and Chief Executive Officer of Suburban Capital Corporation, a venture capital subsidiary of Sovran Financial Corporation (now Bank of America), from 1983 to 1987. Prior to 1983, Mr. Linsert was Vice President of Inverness Capital Corporation, a small business investment company, and Vice President of First Virginia Bank. He also served as a Captain in the U.S. Marine Corps and as an artillery officer in Vietnam. He received an M.A. in economics from George Washington University and a B.A. from Duke University. His term expires in 2005.

Jules Blake, Ph.D. Age 78	Member — Audit Committee. Dr. Blake served as Vice President of Research and Development, and later Vice President, Corporate Scientific Affairs, for Colgate-Palmolive

from 1973 until 1989. Following his retirement in 1989, Dr. Blake accepted an appointment as Industrial Research Institute Fellow at the Office of Science and Technology Policy, Executive Office of the President, where he served until 1991. Dr. Blake also serves as a director for Gene Logic, Inc. (biotechnology). Dr. Blake has been a director of the Company since 1990. His term expires in 2005.

Ann L. Johnson, M.D. Age 66	Member — Compensation Committee.
Dr. Johnson has served as a physician on the neonatology staff of Mills Peninsula Hospital since 1992. Dr. Johnson has a private practice in psychiatry and psychopharmacology. Dr. Johnson has been a director of the Company since 1995. Her term expires in 2005.

Sandra Panem, Ph.D. Age 56	Member — Audit Committee.
Dr. Panem is a partner in Cross Atlantic Partners, an investment company specializing in biotechnology and healthcare. Prior to 1999, Dr. Panem was President of Vector Fund Management, L.P. (“VFM”), which focused on later-stage companies. Prior to joining VFM, she served as Vice President and Portfolio Manager for the Oppenheimer Global BioTech Fund, a mutual fund that invested in public and private biotechnology companies. Prior to joining Oppenheimer, Dr. Panem was a Vice President at Salomon Brothers Venture Capital, a fund focused on early and later-stage life sciences and technology investments. Dr. Panem also serves as a director for Bioject, Inc. (healthcare equipment manufactures). Dr. Panem has been a director of the Company since 1995. Prior to that time, she served as a director from 1990 until 1993. Her term expires in 2005.

Douglas J. MacMaster, Jr. Age 72	Member — Compensation Committee, Nominating and Corporate Governance Committee
Mr. MacMaster served in various management positions at Merck & Co., Inc. (“Merck”) from 1961 to 1988, at which time he was appointed Senior Vice President responsible for ten divisions, including Manufacturing and Technology and Pharmaceutical Manufacturing. Mr. MacMaster retired from Merck in 1991 and currently serves as a director for Neose Technologies, Inc. (biotechnology) and Stratton Mutual Funds. Mr. MacMaster has been a director of the Company since 1993. His term expires in 2004.

John H. Mahar Age 68	Member — Compensation Committee.
Mr. Mahar has served as President of Hillside Management, a consulting firm, since 1992. From 1991 to 1992, Mr. Mahar was a Vice President at Salomon Brothers Inc., serving as a principal for the Venture Capital Fund. From 1985 to 1991, Mr. Mahar was Executive Vice President and Chief Operating Officer of Elf Technologies, Inc., a venture capital firm. Mr. Mahar was reelected as a director of the Company in February 1993. Prior to that time, he served as a director of the Company from 1988 until 1991. His term expires in 2004.

Eugene H. Rotberg Age 73	Member — Audit Committee, Nominating and Corporate Governance Committee
Since 1990, Mr. Rotberg has been an independent advisor to international development and financial institutions. From 1987 to 1990, Mr. Rotberg was Executive Vice President and a member of the Executive Committee at Merrill Lynch & Co., Inc. From 1969 to 1987, Mr. Rotberg was Vice President and Treasurer of the World Bank. Mr. Rotberg has been a director of the Company since 1992. His term expires in 2004.

Board Committees

     The Board of Directors has established a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.

     The Nominating and Corporate Governance Committee of the Board of Directors (“Nominating Committee”). was established in January of 2003. The members of the Nominating Committee are Messrs. Macklin, Smart, MacMaster, and Rotberg. The Nominating Committee’s responsibilities include: (i) establishing criteria for the selection of new directors, (ii) evaluating the qualifications of potential candidates for directors, (iii) recommending to the Board of Directors the nominees for election at the next annual meeting or any special meeting of stockholders and any person to be considered to fill a Board of Director vacancy or a newly created directorship, and (iv) reviewing and reassessing the adequacy of the corporate governance principles of the Company. The Nominating Committee will consider shareholder recommendations for director sent to the Nominating and Corporate Governance Committee, c/o George P. Barker, Senior Vice President, General Counsel and Secretary, Martek Biosciences Corporation, 6480 Dobbin Road, Columbia, Maryland 21045. Shareholder recommendations for director should include the name and biographical data of the individual who is the subject of the recommendation.

     The Compensation Committee of the Board of Directors (the “Compensation Committee”) met six times during fiscal year 2002. The members of the Compensation Committee are Messrs. MacMaster, Mahar, and Smart and Dr. Johnson. The Compensation Committee’s responsibilities include: (i) overseeing the Company’s incentive compensation plans and equity-based plans, and (ii) annually reviewing and approving the corporate goals and objectives relevant to the Chief Executive Officer’s and other executive officers’ compensation, evaluating their performance in light of those goals and objectives and setting their compensation level based on this evaluation. As part of its responsibilities, the Compensation Committee administers the Company’s 1986 Stock Option Plan, as amended and restated in 1992, the Company’s 1997 Stock Option Plan and the Company’s 2002 Stock Incentive Plan (collectively the “Option Plan”).

     The Audit Committee of the Board of Directors (the “Audit Committee”) met six times during fiscal year 2002. The members of the Audit Committee are Drs. Blake and Panem and Messrs. Macklin and Rotberg, all of whom met the definition of an “independent director” as defined in Rule 4200 of the listing standards of the National Association of Securities Dealers, Inc. The Audit Committee has a written charter, attached to this Proxy Statement as Appendix I, setting forth its responsibilities which include: (i) reviewing the independence, qualifications, services, fees, and performance of the independent auditors, (ii) appointing, replacing and discharging the independent auditors, (iii) approving the professional services provided by the independent auditors, (iv) reviewing the scope of the annual audit and reports and recommendations submitted by the independent auditors, and (v) reviewing the Company’s financial reporting and accounting policies, including any significant changes, with management and the independent auditors.

Attendance at Meetings

     In addition to Committee meetings, during fiscal year 2002, the Board held seven meetings. All directors of the Company attended 75% or more of all Board meetings and Committee meetings on which each director served.

Directors’ Fees

     Each director who is not an employee of the Company receives an annual retainer of $10,000, plus expenses. These directors are also eligible to receive options under the Option Plan. Currently, each eligible director receives each year options to purchase 15,000 shares of stock on the day of the Company’s Annual Meeting of Stockholders, provided he or she has served as a director of the Company for at least one year as of such Annual Meeting of Stockholders or otherwise has received Board approval for the grant. In addition, each newly elected director receives options to purchase 10,000 shares of the Company’s Common Stock upon joining the Board. Directors may also be compensated for special assignments delegated by the Board. In the year ended October 31, 2002, each non-employee director, except Mr. Flanagan, received options resulting from their service as a director to purchase 15,000 shares at $28.50 per share under the Option Plan. Mr. Flanagan, as a new director of the Company, received options to purchase 10,000 shares of the Company’s Common Stock at $24.85 per share, which was the closing price on the date of his appointment to the Board. All option grants to directors are granted at the closing price for the Company’s Common Stock as reported on the NASDAQ Stock Market on the date of grant.

Certain Relationships and Related Transactions

     On April 25, 2002, Martek acquired OmegaTech, Inc. (“OmegaTech”) by merging OmegaTech with a wholly owned subsidiary of Martek (the “Merger”). In connection with the Merger, the size of Martek’s Board was increased by one Class II director and Mr. Flanagan was appointed to this position following the completion of the Merger. Prior to the Merger, Mr. Flanagan was a director of OmegaTech and a manager of CNF Investments, LLC. In January 2002, OmegaTech obtained a $5 million line of credit from OT Lenders II, LLC (“OT Lenders II”) of which approximately $4.7 million was outstanding at the time of the Merger. CNF Investments, LLC was the managing member of OT Lenders II and had an approximately 21% interest in OT Lenders II. Under the terms of the loan to OmegaTech from OT Lenders II, OT Lenders II had the right to receive 200% of the outstanding principal, plus accrued but unpaid interest, on this loan in the event of a change of control and received warrants to purchase 4,696,500 shares of OmegaTech common stock at an exercise price of $.01 per share in connection with this loan. The Merger was a change of control with respect to OmegaTech. All amounts owed by OmegaTech to OT Lenders II were repaid from the proceeds of the sale of 488,194 shares of Martek Common Stock received in connection with the Merger. Immediately before the Merger, OT Lenders II exercised its warrants and received 197,890 shares of Martek Common Stock in the Merger, of which 74,888 shares were put into various escrows pursuant to the terms of the Merger.

     In connection with the Merger, both Mr. James Flatt and Mr. Mark Braman became executive officers of Martek. Prior to the Merger, OmegaTech had severance agreements with Mr. Flatt and Mr. Braman. Under these agreements, if a change in control in OmegaTech occurred, Mr. Flatt was to receive a $100,000 payment and Mr. Braman was to receive a $400,000 payment. Additionally, their severance agreements entitled Mr. Braman and Mr. Flatt to receive an additional payment equal to 2.99 times their annual salary and bonus if their employment was terminated following a change in control. The Merger would have been considered a change in control for purposes of these severance agreements. OmegaTech and each of Mr. Braman and Mr. Flatt agreed to amend the terms of their severance agreements to eliminate any severance payments in exchange for the issuance of 49,874 shares and 15,732 shares respectively of Martek Common Stock (valued at $1,390,487 and $438,641, respectively, based on the Merger price). These payments were less than the amounts that would have been payable to Mr. Braman and Mr. Flatt if their employment was terminated following a change in control. Mr. Flatt is Senior Vice President, Research and Development, of the Company and Mr. Braman left the employ of the Company in July 2002.

Section 16 (a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934 requires the Company’s directors, executive officers and 10% stockholders to file reports of ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based solely on a review of such reports, the Company believes that, for fiscal year 2002, all such filing requirements were met. For fiscal years 2000 and 2001, Messrs. MacMaster, Mahar, Smart, Macklin, Rotberg, Linsert, Radmer, Fisher, Buzy, Keller and Barker, and Drs. Blake, Panem and Johnson inadvertently failed to file a timely Form 5 showing their annual option grants for these two fiscal years. These Form 5s were filed in December 2002.

Beneficial Ownership of Common Stock

     The following table sets forth certain information as of December 31, 2002 (unless otherwise specified) with respect to the beneficial ownership of the Company’s Common Stock of each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, each director and nominee, each Named Executive Officer (as defined below) and all directors and executive officers as a group:

Name and Address of	Shares Beneficially
Beneficial Owners	Owned (1)		Percentage of Class

Eastbourne Capital Management, L.L.C. 1101 Fifth Avenue, Suite 160 San Rafael, California 94901	3,797,438	(2)	16.24%
Essex Investment Management Co., L.L.C. 125 High Street, 29th Floor Boston, MA 02110	1,579,355	(19)	6.77%
The College Retirement Equities Fund 730 Third Avenue New York, NY 10017	1,369,465	(3)	5.87%
George W. Haywood c/o Cronin & Vris, LLP 380 Madison Avenue, 24th Floor New York, NY 10017	1,260,600	(20)	5.40%
Henry Linsert, Jr.	738,290	(4)	3.09%
Richard J. Radmer, Ph.D.	592,000	(5)	2.51%
Thomas C. Fisher	290,505	(6)	1.23%
Jerome C. Keller	245,000	(7)	1.04%
Peter L. Buzy	146,000	(8)	*
George P. Barker	81,179	(9)	*
Jules Blake, Ph.D	51,455	(10)	*
Robert J. Flanagan	170,621	(11)	*
Ann L. Johnson, M.D.	72,500	(12)	*
Gordon S. Macklin	166,143	(13)	*
Douglas J. MacMaster	94,000	(14)	*
John H. Mahar	74,350	(15)	*
Sandra Panem, Ph.D.	517,401	(16)	2.20%
Eugene H. Rotberg	114,750	(17)	*
William D. Smart	103,650	(18)	*
All Executive Officers and Directors as a group (16 persons)	3,478,134		13.65%

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of December 31, 2002 are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrant but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Except where indicated otherwise, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(2)	Includes currently exercisable warrants to purchase 31,495 shares. Eastbourne Capital Management, L.L.C. has shared voting and dispositive power with respect to all of the shares beneficially owned by them. One of the funds managed by Eastbourne Capital Management, L.L.C., Black Bear Offshore Master Fund Limited reported beneficial ownership of 2,466,726 shares of Common Stock, or 10.56% of the Company’s outstanding Common Stock, and has shared voting and dispositive power with respect to these shares. Another one of the funds managed by Eastbourne Capital Management, L.L.C., Black Bear Fund I, L.P., reported beneficial ownership of 1,194,735 or 5.1% of the Company’s outstanding common stock, and has shared voting and dipositive power with respect to these shares. The foregoing information is based solely on a Form 13G and amendments thereto, filed November 4, 2002.

(3)	Based solely on a Form 13G filed on February 12, 2002, The College Retirement Equities Fund has shared dispositive power with respect to all of the shares reported beneficially owned by them..

(4)	Includes currently exercisable options to purchase 513,000 shares.

(5)	Includes 175,000 shares owned by Dr. Radmer’s wife, 225,000 shares owned by the Radmer Family L.P., and currently exercisable options to purchase 242,000 shares. Excludes 59,300 shares owned by other members of Dr. Radmer’s family as Dr. Radmer disclaims beneficial ownership of those shares.

(6)	Includes currently exercisable options to purchase 237,000 shares.

(7)	Includes currently exercisable options to purchase 242,000 shares.

(8)	Consists of currently exercisable options to purchase 146,000 shares.

(9)	Includes currently exercisable options to purchase 80,000 shares.

(10)	Includes currently exercisable options to purchase 48,500 shares.

(11)	Includes 157,298 shares owned by CNF Investments, LLC of which Mr. Flanagan is a manager and member, and 3,000 shares owned by The Flanagan Family Foundation, of which Mr. Flanagan is a general partner. Mr. Flanagan currently holds exercisable options to purchase 10,323 shares.

(12)	Consists of currently exercisable options to purchase 72,500 shares.

(13)	Includes 40,000 shares owned by The Gordon S. Macklin Family Trust, 31,143 shares owned by The Macklin Family Limited Partnership, 30,000 shares owned by The Macklin Family Limited Partnership — MD and currently exercisable options to purchase 65,000 shares. Excludes 2,000 shares owned by other members of Mr. Macklin’s family and 20,000 shares owned by The Marilyn Macklin Family Trust as Mr. Macklin disclaims beneficial ownership of those shares.

(14)	Includes currently exercisable options to purchase 73,500 shares.

(15)	Consists of currently exercisable options to purchase 74,350 shares.

(16)	Includes 344,319 shares owned and currently exercisable warrants to purchase 94,489 shares held by Cross Atlantic Partners, of which Dr. Panem is a partner. Dr. Panem currently owns 6,093 shares of common stock and holds currently exercisable options to purchase 72,500 shares.

(17)	Includes currently exercisable options to purchase 73,500 shares.

(18)	Includes currently exercisable options to purchase 73,500 shares.

(19)	Based solely on a Form 13G filed on January 14, 2003, Essex Investment Management Co., L.L.C. has sole dispositive power with respect to all of the shares reported beneficially owned by them and sole voting power of 1,379,375 shares.

(20)	Includes currently exerciable warrants to purchase 31,496 shares. Mr. Haywood shares voting and dispositive power on 74,400 shares, of which 14,400 shares are owned by his spouse and 60,000 shares are owned jointly with his mother.

Compensation

Executive Compensation

     The table below sets forth the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended October 31, 2002, 2001 and 2000 of (i) the Chief Executive Officer and (ii) the five other most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE

				Long-Term
		Annual Compensation		Compensation Awards
Name and
Principal				Securities Underlying
Position	Year	Salary ($)	Bonus ($)(1)	Options (#)

Henry Linsert, Jr.,	2002	311,250	90,676	75,000
Chief Executive	2001	286,167	82,700	75,000
Officer	2000	250,667	51,700	60,000

Richard Radmer,	2002	163,425	47,767	50,000
President	2001	167,393	39,771	50,000
	2000	132,907	26,700	40,000

Thomas C. Fisher,	2002	191,937	55,917	50,000
Sr. Vice President,	2001	179,067	44,050	50,000
Operations	2000	162,133	33,440	40,000

Jerome C. Keller,	2002	196,067	55,917	50,000
Sr. Vice President,	2001	179,067	50,980	50,000
Sales and Marketing	2000	162,133	33,440	40,000

Peter L. Buzy,	2002	197,125	57,428	50,000
Chief Financial	2001	182,400	52,360	50,000
Officer	2000	162,133	33,440	40,000

George P. Barker,	2002	190,900	55,614	50,000
Sr. Vice President,	2001	178,333	43,790	50,000
General Counsel and	2000	65,792	13,933	50,000
Secretary (2)

(1)	All Named Executive Officers received bonuses based on performance in fiscal year 2002 pursuant to the Company’s Management Cash Bonus Incentive Plan (the “Bonus Plan”).

(2)	Mr. Barker joined the Company in June 2000.

Options Granted in Last Fiscal Year

     Shown below is information on grants to the Company’s Chief Executive Officer and the Named Executive Officers of stock options pursuant to the Option Plan during the year ended October 31, 2002.

					Potential Realizable Value
					at Assumed Annual Rates
					of Stock Price Appreciation
	Individual Grants				for Option Term (3)

		Percentage of
	Number of	Total Options
	Securities	Granted to	Exercise or
	Underlying	Employees in	Base Price	Expiration
Name	Options Granted (#)(1)	Fiscal Year 2002	($/Sh) (2)	Date	5% ($)	10% ($)

Henry Linsert, Jr	75,000	4.8	28.50	3/14/12	1,344,262	3,406,625
Thomas C. Fisher	50,000	3.2	28.50	3/14/12	896,175	2,271,083
Richard Radmer	50,000	3.2	28.50	3/14/12	896,175	2,271,083
Jerome C. Keller	50,000	3.2	28.50	3/14/12	896,175	2,271,083
Peter L. Buzy	50,000	3.2	28.50	3/14/12	896,175	2,271,083
George P. Barker	50,000	3.2	28.50	3/14/12	896,175	2,271,083

(1)	40% of these options became exercisable six months from the date of grant, and 20% vest on the first, second and third anniversary from the date of grant.

(2)	Options were granted at the closing price for the Company’s Common Stock as reported on the NASDAQ stock market on the date of the grant.

(3)	The dollar amounts set forth under these columns are the result of calculations of assumed annual rates of stock price increases from the respective dates of grant in fiscal 2002 to the respective dates of expiration of such options in 2012 of 5% and 10%. These assumptions are not intended to forecast future price appreciation of the Company’s stock price. The Company’s stock price may increase or decrease in value over the time period set forth above.

Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     Shown below is information with respect to the exercise of options to purchase the Company’s Common Stock during fiscal 2002 under the Option Plan and unexercised options held under the Option Plan on October 31, 2002.

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options		In-the-Money Options
			Held at October 31, 2002(#)		at October 31, 2002($)(1)

	Shares
	Acquired	Value
Name	on Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Henry Linsert, Jr	—	—	513,000	87,000	2,593,538	79,365
Thomas C. Fisher	20,000	522,410	237,000	58,000	772,325	52,910
Richard Radmer	—	—	242,000	58,000	782,025	52,910
Jerome C. Keller	30,000	531,434	242,000	58,000	758,340	52,910
Peter L. Buzy	2,000	40,560	146,000	58,000	308,845	52,910
George P. Barker	—	—	80,000	70,000	34,725	23,150

(1)	Total value of unexercised options is based on the closing price of the Company’s Common Stock of $15.72 per share on October 31, 2002.

Employment Agreements

     The Company entered into employment agreements with Mr. Linsert and Dr. Radmer in May of 1990. The agreement with Mr. Linsert provides for an annual salary of $120,000, which is subject to normal periodic review. In 2002, the Compensation Committee of the Board of Directors voted to increase Mr. Linsert’s base annual salary to $318,000. This agreement does not have a fixed term, but can be terminated with six months written notice by either Mr. Linsert or the Company. This agreement also prohibits Mr. Linsert from engaging in activities competitive with those of the Company during the period of Mr. Linsert’s employment and for one year after leaving the employ of the Company. The agreement with Dr. Radmer initially provided for an annual salary of $86,000, subject to normal yearly adjustments. This agreement is extended automatically for successive one year periods and can be terminated upon six months written notice given prior to the end of such successive one year period by either the Company or Dr. Radmer. In March 2002, the Compensation Committee of the Board voted to increase Dr. Radmer’s base annual salary to $201,400. In December 2002, Dr. Radmer announced plans to retire as President and Chief Scientific Officer in the spring of 2003. If re-elected, he currently plans to maintain his seat on Martek’s Board of Directors after his retirement.

     In June 2000, the Company entered into an employment agreement with Mr. Barker that provides for an annual salary of $167,000. The agreement has a three-year term and provides for a severance fee of up to twelve months’ salary if the agreement is terminated under certain circumstances following a change of control of the Company. In March 2002, the Compensation Committee of the Board voted to increase Mr. Barker’s base annual salary to $195,040.

Audit Committee Report

     The Audit Committee in fiscal 2002 consisted of Dr. Blake, Mr. Macklin, Mr. Rotberg, and Dr. Panem. The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended October 31, 2002 with management and with the Company’s independent auditors, Ernst & Young LLP (“E&Y”). The Audit Committee has discussed with E&Y the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Audit Committee has received the written disclosures and the letter from E&Y required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with E&Y their independence. Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in this paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended October 31, 2002 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2002 for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee:

Eugene H. Rotberg (Chairman) Sandra Panem, Ph.D. Jules Blake, Ph.D. Gordon S. Macklin

Compensation Committee Interlock and Insider Participation in Compensation Decisions

     No member of the Company’s Compensation Committee is an officer or employee of the Company or any of its subsidiaries and no director or executive officer is a director or executive officer of any other corporation that has a director or executive officer who is also a director of the Company.

Compensation Committee Report on Executive Compensation

     The Compensation Committee has furnished the following report on its policies with respect to the compensation of executive officers. The report is not deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission (the “SEC”) or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, (the “1934 Act”), and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933, as amended, or the 1934 Act.

     Decisions on compensation of the Company’s executive officers generally are made by the Compensation Committee of the Board. No member of the Compensation Committee is an employee of the Company. All decisions by the Compensation Committee relating to the compensation of the Company’s executive officers are reviewed by its full Board, except for decisions concerning grants under the Option Plan for employees.

     Compensation Policies Toward Executive Officers. The Company’s executive compensation policies are intended to provide competitive levels of compensation that reflect the Company’s annual and long-term performance goals, reward superior corporate performance, and assist the Company in attracting and retaining qualified executives. Total compensation for each of the Named Executive Officers as well as the other senior executives is comprised of three principal components: base salary, annual incentive compensation and grants of options to purchase the Company’s Common Stock. The base salaries are fixed at levels which the Compensation Committee believes are comparable to those of executives of similar status in the biosciences industry and are targeted to be in the mid-range of these base salaries. In addition to base salary, each executive officer is eligible to receive an annual bonus tied to the Company’s success in achieving certain annual performance measures, as well as individual performance. The Board and the Compensation Committee also believe that longer-term incentives are appropriate to motivate and retain key personnel and that stock ownership by management is beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. Accordingly, the Compensation Committee has a policy of considering annual grants of stock options to executive officers under the Option Plan.

     Compensation Deductibility Policy. Under Section 162 (m) of the Code, and applicable Treasury regulations, no tax deduction is allowed for annual compensation in excess of $1 million paid to the five most highly compensated executive officers. Performance-based compensation that has been approved by stockholders, however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of “outside directors” as defined for purposes of Section 162 (m). All of the members of the Compensation Committee qualify as “outside directors.” The Compensation Committee intends to maximize the extent of tax deductibility of executive compensation under the provisions of Section 162 (m) so long as doing so is compatible with its determinations as to the most appropriate methods and approaches for the design and delivery of compensation to executive officers of the Company.

     The following describes in more specific terms the three elements of compensation that form the Compensation Committee’s compensation policies reported for fiscal 2002:

     Base Salary. Each year the Chief Executive Officer recommends to the Compensation Committee a base salary level for each of the Named Executive Officers and other senior executives. In formulating such recommendations, the Chief Executive Officer considers industry, peer group and national surveys and performance judgments as to the past and expected future contributions of the individual senior executives. The Compensation Committee then reviews the recommendations and fixes the base salaries of each of the executive officers and of the Chief Executive Officer based on available competitive compensation data and the Compensation Committee’s assessment of each officer’s past performance and its expectation as to future contributions.

     Management Cash Bonus Incentive Plan. The Compensation Committee administers the Bonus Plan, which was instituted in 1993 and is designed to compensate key management personnel for reaching certain performance milestones and to aid the Company in attracting, retaining and motivating personnel required for the Company’s continued growth. The size of the pool of funds available to be paid to eligible participants under the Bonus Plan is set by the Compensation Committee, subject to approval by the Board, as a percentage of the combined annual salaries of eligible participants. The size of the pool is based on a review of the Company’s performance for the previous year as it relates to the corporate performance objectives set at the beginning of that year. Bonuses will be paid to eligible participants during the first quarter of the following fiscal year based upon the results of individual performance measured against individual objectives set at the beginning of the year. Currently, Messrs. Linsert, Radmer, Fisher, Barker, Keller, Buzy and other senior executives are eligible to participate in the Bonus Plan.

     In fiscal 2000, $297,793 was paid under the Bonus Plan, representing 12% of all cash compensation paid to the Company’s senior management, in fiscal 2001, $415,340 was paid under the Bonus Plan, representing 17% of all cash compensation paid to the Company’s senior management, and in fiscal 2002, $530,398 was paid under the Bonus Plan, representing 22% of all cash compensation paid to the Company’s senior management.

     Long Term Compensation Through Stock Options. The Company makes grants under the Option Plan. The Option Plan is administered by the Compensation Committee. Options granted in fiscal 2002 had exercise prices ranging from $14.42 to $29.30 per share representing the fair market value of the Company’s Common Stock at the time of the grants. Options granted under the Option Plan vest over varying terms as determined by the Compensation Committee at the time of grant. Options granted to certain officers contained an accelerated vesting provision if the Company met a certain annual revenue milestone. This milestone was met in fiscal year 2002 resulting in the accelerated vesting of 20% of the common stock underlying the fiscal 2002 option grants. Individual option grants were made by the Compensation Committee based upon recommendations of the Chief Executive Officer and the Compensation Committee’s own deliberations as to the individual’s contribution to the Company, overall level of compensation and seniority.

     Other Compensation Plans. The Company maintains a defined contribution plan (the “401(k) Plan”) which is intended to satisfy the tax qualification requirements of Sections 401(a), 401(k) and 401(m) of the Code. The Company’s senior executives are eligible to participate in the 401(k) Plan and are permitted to contribute up to the maximum percentage allowable without exceeding the limits of Code Sections 401(k), 404 and 415 (i.e., $11,000 in 2002, or $12,000 for eligable participants over the age of 50). All amounts deferred by a participant under the 401(k) Plan’s salary reduction feature vest immediately in the participant’s account while contributions the Company may make would vest over a five year period in the participant’s account. While the Company may make “matching contributions” equal to a discretionary percentage, to be determined by the Company, of a participant’s salary reductions, the Company has never made such contributions.

     Mr. Linsert’s 2002 Compensation. Mr. Linsert generally participates in the same executive compensation plans and arrangements available to the other senior executives. Accordingly, his compensation also consists of annual base salary, annual bonus and stock options granted under the Company’s Option Plan. In 2002, The Compensation Committee of the Board of Directors voted to increase Mr. Linsert’s base annual salary to $318,000. In addition, in 2002, he received a bonus of $90,676. Mr. Linsert’s salary was adjusted in 2002 to reflect a level which the Compensation Committee believes is comparable to other chief executive officers of similar status in the biosciences industry and is targeted to be in the mid-range of these base salaries. Mr. Linsert’s 2002 bonus was tied to the Company’s success in achieving certain annual performance measures, as well as individual performance. To date, he has received 875,000 options under the Option Plan. The Committee’s general approach in setting Mr. Linsert’s compensation is not only to be competitive with other companies in the industry, but also to have up to one-third of his total compensation based upon the Company’s performance.

Submitted by the Members of the Compensation Committee:

William D. Smart (Chairman) Ann L. Johnson, M.D. Douglas J. MacMaster, Jr. John H. Mahar

Performance Graph

     The following graph sets forth the Company’s total cumulative stockholder return as compared to the NASDAQ Composite Index, the JP Morgan H&Q Biotechnology Index, and the NASDAQ Biotechnology Index, for the period beginning October 31, 1997 and ending October 31, 2002. The JP Morgan H&Q Biotechnology Index was discontinued in 2002, and the Company has picked the NASDAQ Biotechnology Index for future comparison purposes. Total stockholder return assumes $100.00 invested at the beginning of the period in the Common Stock of the Company, the stocks represented in the NASDAQ Composite Index, the JP Morgan H&Q Biotechnology Index, and the NASDAQ Biotechnology Index, respectively. Total return assumes reinvestment of dividends; the Company has paid no dividends on its Common Stock. Historical price performance should not be relied upon as indicative of future stock performance.

PROPOSAL 2

Approval of an additional 300,000 shares reserved for issuance under the Company’s 2002 Stock Incentive Plan

     The Board has amended the 2002 Stock Incentive Plan (the “Plan”) to increase the number of shares of Common Stock reserved for issuance under the Plan from 1,682,000 shares to 1,982,000 shares, subject to shareholder approval. We believe this is necessary because as of January 31, 2003 only 571,290 shares remained available for future grants. During 2002, our annual rate of option grants was impacted by approximately 290,000 option grants which were awarded to former OmegaTech employees in connection with the merger of Martek and OmegaTech in April 2002. Based on our present annual award practice, we estimate that with the additional shares we will have enough shares for the next 12 months. Without shareholder appoval of the additional shares, we expect that we will run out of shares available for grant under the Plan in November 2003. We will be returning to ask for shareholder approval of additional shares at the 2004 annual meeting. The following table illustrates Martek’s usage of shares of Common Stock under the Plan:

Shares Reserved for Issuance at 2002 Annual Meeting	1,682,000
Shares Granted to Participants from the date of the Annual Meeting through January 31, 2003	1,110,710

Remaining Shares Available for Grant as of January 31, 2003	571,290

     Shareholder approval of the increase in the number of reserved shares under the Plan is necessary to make sure that the plan continues to meet the requirements of the Internal Revenue Code, including the section 162(m) limitation on the deductibility of executive compensation and the requirements under section 422 for issuing incentive stock options, as well as the proposed NASDAQ Stock Market, Inc. shareholder approval requirements for equity compensation plans. Martek grants awards under the Plan across a wide base of its employees and considers the ability to grant equity-based awards to be an important part of its strategy for recruiting and retaining key employees.

     In accordance with the Company’s bylaws, the Company may not, unless the Company receives stockholder approval, grant any stock options with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant; (ii) reduce the exercise price of any stock option granted under any existing or future stock option plan; or (iii) sell or issue any security convertible, exercisable or exchangeable into shares of Common Stock, having a conversion exercise or exchange price which is subject to downward adjustment based on the market price of the Common Stock at the time of conversion, exercise or exchange of such security into Common Stock (other than pursuant to customary anti-dilution provisions). These provisions of the Company’s bylaws may not be amended without stockholder approval.

     On the Record Date, the closing price of our shares of Common Stock was $23.93 per share. On the Record Date, there were 7 executive officers, 198 employees and 9 non-employee directors of the Company and its subsidiaries who were eligible to participate in the Plan.

     The affirmative vote of a majority of the shares of Common Stock voted at the Annual Meeting is required to approve the amendment to the Plan. Unless otherwise indicated, properly executed proxies will be voted in favor of Proposal 2 to approve the amendment to the Plan.

     The Board of Directors recommends that shareholders vote “FOR” the approval of Proposal 2 to amend the 2002 Stock Incentive Plan.

Description of the Plan

     General. The amendment to the Plan is attached to this proxy statement as Appendix II. The following summary description of the Plan is qualified in its entirety by reference to the full text of the Plan, which is attached as an exhibit to our 2002 proxy statement.

     Administration. The 2002 Stock Incentive Plan is administered by the Compensation Committee of the Board of Directors. Subject to the terms of the plan, the Compensation Committee may select participants to receive awards, determine the types of awards and terms and conditions of awards, and interpret provisions of the plan.

     Common Stock Reserved for Issuance under the Plan. The Common Stock issued or to be issued under the 2002 Stock Incentive Plan consists of authorized but unissued shares and treasury shares. If any shares covered by an award are not purchased or are forfeited, or if an award otherwise terminates without delivery of any Common Stock, then the number of shares of Common Stock counted against the aggregate number of shares available under the plan with respect to the award will, to the extent of any such forfeiture or termination, again be available for making awards under the 2002 Stock Incentive Plan.

     Eligibility. Awards may be made under the 2002 Stock Incentive Plan to employees of, non-employee directors of or service providers to the Company or any of our affiliates, including any such employee who is an officer or director of us or of any affiliate, and to any other individual whose participation in the plan is determined to be in the best interests of the Company by the Board of Directors.

     Amendment or Termination of the Plan. The Board of Directors may terminate or amend the plan at any time and for any reason. The 2002 Stock Incentive Plan shall terminate in any event ten years after its effective date. Amendments will be submitted for shareholder approval to the extent required by the Internal Revenue Code or other applicable laws.

     Options. The 2002 Stock Incentive Plan permits the granting of options to purchase shares of Common Stock intended to qualify as incentive stock options under the Internal Revenue Code and stock options that do not qualify as incentive stock options.

     The exercise price of each stock option may not be less than 100% of the fair market value of our Common Stock on the date of grant. The fair market value is generally determined as the closing price of the Common Stock on the trading day immediately preceding the determination date. In the case of certain 10% shareholders who receive incentive stock options, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant. An exception to these requirements is made for options that the Company grants in substitution for options held by employees of companies that the Company acquires. In such a case the exercise price is adjusted to preserve the economic value of the employee’s stock option from his or her former employer.

     The term of each stock option is fixed by the Compensation Committee and may not exceed 10 years from the date of grant. The Compensation Committee determines at what time or times each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The exercisability of options may be accelerated by the Compensation Committee.

     In general, an optionee may pay the exercise price of an option by cash, certified check, by tendering shares of Common Stock (which if acquired from the Company have been held by the optionee for at least six months), or by means of a broker-assisted cashless exercise. Payment must include the amount (if any) of federal and/or other taxes which the Company may, in its judgment, be required to withhold with respect to the exercise of the option.

     Stock options granted under the 2002 Stock Incentive Plan may not be sold, transferred, pledged or assigned other than by will or under applicable laws of descent and distribution. However, the Company may permit limited transfers of non-qualified options for the benefit of immediate family members of grantees to help with estate planning concerns. In such a case the optionee must provide prior written notice to the Company, in a form satisfactory to the Company, of such transfer.

     Other Awards. The Compensation Committee may also award restricted stock, which is shares of Common Stock subject to restrictions.

     Effect of Certain Corporate Transactions. Certain corporate transactions involving us, such as a sale of the Company, may cause awards granted under the 2002 Stock Incentive Plan to vest, unless the awards are continued or substituted for by the acquiring or surviving entity in connection with the corporate transaction.

     Adjustments for Stock Dividends and Similar Events. The Compensation Committee will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the 2002 Stock Incentive Plan, including the individual limitations on awards, to reflect Common Stock dividends, stock splits and other similar events.

     Section 162(m) of the Internal Revenue Code. Section 162(m) of the Internal Revenue Code limits publicly-held companies such as the Company to an annual deduction for federal income tax purposes of $1 million for compensation paid to their covered employees. However, performance-based compensation is excluded from this limitation. The 2002 Stock Incentive Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

     To qualify as performance-based:

(i)       the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii)       the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii)       the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by shareholders of the corporation before payment is made in a separate vote; and

(iv)       the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

     In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the compensation committee; the plan under which the option is granted states the maximum number of shares with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the Common Stock after the date of grant.

     Under the 2002 Stock Incentive Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units (except with respect to the total shareholder return and earnings per share criteria), are used exclusively by the Compensation Committee in establishing performance goals:

•	total shareholder return;

•	such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index;

•	net income;

•	pretax earnings;

•	earnings before interest expense, taxes, depreciation and amortization;

•	pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items;

•	operating margin;

•	earnings per share;

•	return on equity;

•	return on capital;

•	return on investment;

•	operating earnings;

•	working capital;

•	ratio of debt to shareholders’ equity; and

•	revenue.

     Under the Internal Revenue Code, a director is an “outside director” of the Company if he or she is not a current employee of the Company; is not a former employee who receives compensation for prior services (other than under a qualified retirement plan); has not been an officer of the Company; and does not receive, directly or indirectly (including amounts paid to an entity that employs the director or in which the director has at least a five percent ownership interest), remuneration from the Company in any capacity other than as a director.

     The maximum number of shares of Common Stock subject to options that can be awarded under the 2002 Stock Incentive Plan to any person is 100,000 per year. The maximum number of shares of Common Stock that can be awarded under the 2002 Stock Incentive Plan to any person, other than pursuant to an option, is 50,000 per year.

Federal Income Tax Consequences

     Incentive Stock Options. The grant of an option will not be a taxable event for the grantee or for the Company. A grantee will not recognize taxable income upon exercise of an incentive stock option (except that the alternative minimum tax may apply), and any gain realized upon a disposition of our Common Stock received pursuant to the exercise of an incentive stock option will be taxed as long-term capital gain if the grantee holds the shares of Common Stock for at least two years after the date of grant and for one year after the date of exercise (the “holding period requirement”). We will not be entitled to any business expense deduction with respect to the exercise of an incentive stock option, except as discussed below.

     For the exercise of an option to qualify for the foregoing tax treatment, the grantee generally must be our employee or an employee of our subsidiary from the date the option is granted through a date within three months before the date of exercise of the option.

     If all of the foregoing requirements are met except the holding period requirement mentioned above, the grantee will recognize ordinary income upon the disposition of the Common Stock in an amount generally equal to the excess of the fair market value of the Common Stock at the time the option was exercised over the option exercise price (but not in excess of the gain realized on the sale). The balance of the realized gain, if any, will be capital gain. We will be allowed a business expense deduction to the extent the grantee recognizes ordinary income, subject to our compliance with Section 162(m) of the Internal Revenue Code and to certain reporting requirements.

     Non-Qualified Options. The grant of an option will not be a taxable event for the grantee or the Company. Upon exercising a non-qualified option, a grantee will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the Common Stock on the date of exercise. Upon a subsequent sale or exchange of shares acquired pursuant to the exercise of a non-qualified option, the grantee will have taxable capital gain or loss, measured by the difference between the amount realized on the disposition and the tax basis of the shares of Common Stock (generally, the amount paid for the shares plus the amount treated as ordinary income at the time the option was exercised).

     If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

     A grantee who has transferred a non-qualified stock option to a family member by gift will realize taxable income at the time the non-qualified stock option is exercised by the family member. The grantee will be subject to withholding of income and employment taxes at that time. The family member’s tax basis in the shares of Common Stock will be the fair market value of the shares of Common Stock on the date the option is exercised. The transfer of vested non-qualified stock options will be treated as a completed gift for gift and estate tax purposes. Once the gift is completed, neither the transferred options nor the shares acquired on exercise of the transferred options will be includable in the grantee’s estate for estate tax purposes.

     Restricted Stock. A grantee who is awarded restricted stock will not recognize any taxable income for federal income tax purposes in the year of the award, provided that the shares of Common Stock are subject to restrictions (that is, the restricted stock is nontransferable and subject to a substantial risk of forfeiture). However, the grantee may elect under Section 83(b) of the Internal Revenue Code to recognize compensation income in the year of the award in an amount equal to the fair market value of the Common Stock on the date of the award (less the purchase price, if any), determined without regard to the restrictions. If the grantee does not make such a Section 83(b) election, the fair market value of the Common Stock on the date the restrictions lapse (less the purchase price, if any) will be treated as compensation income to the grantee and will be taxable in the year the restrictions lapse. If we comply with applicable reporting requirements and with the restrictions of Section 162(m) of the Internal Revenue Code, we will be entitled to a business expense deduction in the same amount and generally at the same time as the grantee recognizes ordinary income.

Equity Compensation Plan Information

     The table below sets forth the following information as of the end of the Company’s 2002 fiscal year for all compensation plans previously approved by the Company’s shareholders and all compensation plans not previously approved by the Company’s shareholders:

(1)	the number of securities to be issued upon the exercise of outstanding options;

(2)	the weighted-average exercise price of such outstanding options; and

(3)	other than securities to be issued upon the exercise of such outstanding options, the number of securities remaining available for future issuance under the plan, assuming approval of Proposal 2 at the 2003 annual meeting.

			(c)
			Number of Securities
	(a)	(b)	Remaining Available
	Number of Securities	Weighted-Average	for Future Issuance
	to be Issued Upon	Exercise Price of	Under Equity
	Exercise of	Outstanding Options	Compensation Plans
Plan Category	Outstanding Options		(Excluding Securities
			Reflected in Column (a)

Equity compensation plans approved by shareholders	1,046,050	$27.10	635,950
Equity compensation plans not approved by shareholders	3,165,010 (1)	$14.90	153,130
Total	4,211,060	$17.93	789,080

(1)	This row excludes 72,534 shares of Martek Common Stock reserved for issuance upon exercise of options assumed in connection with the acquisition of OmegaTech on April 25, 2002. The weighted average exercise price of these shares is $11.12.

     The equity compensation plan approved by the Company shareholders is the 2002 Stock Incentive Plan. The equity compensation plans not approved by the Company’s shareholders include the Company’s 1986 Stock Option Plan, as amended and restated in 1992, 1994 Directors’ Option Plan, and the 1997 Stock Option Plan. Options to purchase Common Stock under the Company’s stock option plans, including the plans not approved by shareholders, are granted at prices as determined by the Compensation Committee of the Board of Directors, but shall not be less than the fair market value of the Company’s Common Stock on the date of grant. The options are qualified and non-qualified and generally vest over a period of up to five years. The exercise dates and expiration of options (up to a maximum of ten years from the date of grant) are determined by the Compensation Committee of the Board of Directors.

Voting Procedures

     Shares can be voted only if the stockholder is present in person or by proxy. Whether or not you plan to attend in person, you are encouraged to sign and return the enclosed proxy card. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company at the above address a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person. The representation in person or by proxy of at least a majority of the outstanding shares entitled to vote is necessary to provide a quorum at the meeting. Abstentions and “non-votes” are counted as present in determining whether the quorum requirement is satisfied. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     Directors are elected by a plurality of the affirmative votes cast at the Annual Meeting. Proposal 2 must be approved by the affirmative vote of a majority of the votes cast affirmatively or negatively at the Annual Meeting. Unless otherwise indicated, proxies will be voted “FOR” Proposals 1 and 2.

     For purposes of Proposals 1 and 2, abstentions and “non-votes” will have no effect on the vote.

Independent Auditors

     E&Y has acted as the Company’s independent auditors for the year ended October 31, 2002 and, has been selected by the Board to act as such for 2003. Representatives of E&Y are expected to be present at the stockholders meeting and will have an opportunity to make a statement if they desire and to respond to appropriate questions.

     Audit Fees The aggregate fees billed for professional services rendered by E&Y for the audit of the Company’s annual financial statements for the fiscal year ended October 31, 2002 were $82,500. In addition, $23,000 was billed for quarterly reviews of the Company’s quarterly reports.

     Financial Information Systems Design and Implementation Fees E&Y performed no financial information system design or implementation work for the Company during the fiscal year ended October 31, 2002.

     All Other Fees The aggregate fees billed for all other professional services rendered by E&Y for the fiscal year ended October 31, 2002 were approximately $210,000 and consisted of acquisition, tax and SEC filing related matters.

     The Audit Committee of the Board of Directors has considered whether the provision of the services covered under the captions “Financial Information Systems Design and Implementation Fees” and “All Other Fees” above are compatible with maintaining E&Y’s independence.

Stockholder Proposals

     All stockholder proposals intended to be included in the Company’s 2004 proxy must be received by the Company no later than October 16, 2003 and must otherwise comply with the rules of the Securities and Exchange Commission for inclusion in the Company’s proxy statement and form of proxy relating to that meeting.

     Except in the case of proposals made in accordance with Rule 14a-8, stockholders intending to bring any business before an annual meeting of stockholders must deliver written notice thereof to the Company not less than 45 days prior to the anniversary of the date on which the Company first mailed its proxy materials for its immediately preceding annual meeting of stockholders. The deadline for matters to be presented at the 2004 Annual Meeting of Stockholders is December 30, 2003. If a stockholder gives notice of such a proposal after the December 30, 2003 deadline, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at the Company’s 2004 Annual Meeting.

Other Matters

     Management knows of no matters to be presented for action at the meeting other than those mentioned above. However, if any other matter properly comes before the meeting, it is intended that the persons named in the accompanying form of proxy will vote on such other matters in accordance with their judgment of the best interests of the Company.

By Order of the Board of Directors

GEORGE P. BARKER Secretary

Appendix I

MARTEK BIOSCIENCES CORPORATION
AUDIT COMMITTEE CHARTER

I.     Overview.

     The Audit Committee is appointed by the Board to be directly responsible for the appointment, compensation and oversight of the work of any registered public accounting firm employed by the Company and to assist in Board oversight of: (1) the integrity of the financial statements of the Company; (2) the compliance by the Company with legal and regulatory requirements; (3) the qualifications and independence of the Company’s independent auditors; and (4) the performance of the Company’s independent auditors. The Audit Committee shall have the authority to engage, and obtain advice and assistance from, outside legal, accounting and other advisers, and the Company shall provide appropriate funding therefor as determined by the Audit Committee.

II.     Committee Membership.

     The Audit Committee of the Board shall consist of a minimum of three directors. The members shall be appointed by the Board on the recommendation of the Nominating and Corporate Governance Committee and may be removed by the Board in its discretion. The members shall meet the independence, experience and expertise requirements of the applicable provisions of the federal securities laws and the NASDAQ listing standards for audit committee members and at all times, beginning as soon as practicable after adoption of this Charter, at least one member shall be a “financial expert” as that term is defined by applicable Securities and Exchange Commission and NASDAQ rules and regulations.

III. Committee Powers, Authority, Duties and Responsibilities.

A.              Approval of Audit and Non-Audit Services.

•	The Audit Committee shall have the sole authority to appoint the independent auditors of the Company, approve the compensation of the independent auditors, and discharge or replace the independent auditors.

•	The Audit Committee shall approve in advance the provision by the independent auditors of all services to the Company whether or not related to the audit. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors.

B.              Independent Auditor Evaluation.

•	The Audit Committee shall receive from, and discuss with, the independent auditors, periodic reports, at least annually regarding: the auditors’ independence; the auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and all relationships between the independent auditors and the Company.

•	The Audit Committee shall evaluate the performance of the independent auditors at such times as are appropriate.

•	The Audit Committee will oversee Company hiring policies for former employees of the independent auditors.

C.              Planning and Reviewing Auditing Activities.

•	The Audit Committee shall meet with the independent auditors prior to the annual audit to review the planning and staffing of the audit and other examinations or reviews of the Company’s quarterly, annual and other financial information.

•	The Audit Committee shall also review with management and the independent auditors the coordination of audit efforts to assure completeness of coverage, reduction of redundant efforts and the effective use of internal and external audit resources.

•	In connection with the annual audit, the Audit Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered and any management letter provided by the auditors and the Company’s response to any such problems or difficulties and to any management letter.

•	The Audit Committee shall review major changes to the Company’s auditing and accounting principles and practices suggested by the independent auditors or management.

D.              Review of Unaudited and Audited Financial Statements, Earnings Releases, and Information Provided to Analysts and
                  Rating Agencies; Preparation of Proxy Disclosure.

•	The Audit Committee shall review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principles and practices, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition,” the adequacy of internal controls that could significantly affect the Company’s financial statements, any material correcting adjustments that have been identified by the independent auditors, any material off-balance sheet transactions, arrangements, obligations and other relationships of the Company with unconsolidated entities and other matters related to the conduct of the audit which are to be communicated to the Audit Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees.

•	The Audit Committee shall determine whether to recommend to the Board that the audited financial statements be included in the Company’s annual report on form 10-K.

•	The Audit Committee shall review analyses and reports prepared by management and the independent auditors of significant financial reporting issues and judgments and critical accounting policies and practices in connection with the preparation of the Company’s financial statements and the ramifications of the use of alternative disclosures and treatments, the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, including any management letter or schedule of unadjusted differences.

•	The Audit Committee shall meet periodically with management and the independent auditors to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures. The Audit Committee shall also review and evaluate the Company’s processes for identifying and assessing key financial statement risk areas and for formulating and implementing steps to address such risk areas.

•	The Audit Committee shall review with management and the independent auditors the Company’s quarterly financial statements and the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” included in the Company’s Form 10-Q’s. The Audit Committee shall also review with management earnings guidance provided to analysts and rating agencies.

•	The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement and shall receive the information to be provided by the independent auditors for inclusion in the proxy statement, including with regard to fees relating to the audit.

E.              Review of Conflicts of Interest.

•	The Audit Committee shall review Company policies and procedures with respect to Company transactions in which officers or directors have an interest; where appropriate, including when their review is requested by management or the independent auditors, review policies and procedures with regard to officer use of corporate assets and consider the results of any review of these areas by the independent auditors.

•	The Audit Committee shall review all related party transactions and similar matters to the extent required by the NASDAQ’s listing standards to be approved by an audit committee or comparable body.

F.              Compliance with Law and the Procedures for Handling Complaints about Accounting Matters.

•	The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall obtain reports from management and the independent auditors that the Company’s foreign affiliates and subsidiaries, if any, are in conformity with applicable legal requirements.

•	The Audit Committee shall discuss with the independent auditors any information brought to its attention by the auditors regarding potential illegal acts and shall handle such information as required by appropriate law.

•	The Audit Committee shall review with the Company’s general counsel legal and regulatory matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from external counsel, regulators or governmental agencies.

G.              Periodic Reports to the Board, Executive Sessions and Annual Review.

•	The Audit Committee shall make a report to the Board at the next regularly scheduled meeting following a meeting of the Audit Committee accompanied by any recommendation to the Board.

•	The Audit Committee shall meet at least annually with the chief financial officer, the other senior members of management designated by the Audit Committee, and the independent auditors, each in separate executive sessions.

•	The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

•	The Audit Committee shall annually review its own performance.

IV.     Responsibilities of Others.

     While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditors or to assure compliance with laws and regulations.

As approved by the Board of Directors and made effective on January 29, 2003

Appendix II

AMENDMENT NO. 1
TO THE MARTEK BIOSCIENCES CORPORATION 2002 STOCK INCENTIVE PLAN

     The Martek Biosciences Corporation 2002 Stock Incentive Plan (the “Plan”) is hereby amended as set forth below, effective as of the date of approval of this Amendment by the Shareholders of Martek Biosciences Corporation. (the “Corporation”) in accordance with the Shareholder Approval Policy of the NASDAQ Stock Market:

Section 4 is hereby amended and restated in its entirety to read as follows:

Subject to adjustment as provided in Section 15 hereof, the number of shares of Stock available for issuance under the Plan shall be 1,982,000. Stock issued or to be issued under the Plan shall be authorized but unissued shares or issued shares that have been reacquired by the Company. If any shares covered by an Award are not purchased or are forfeited, or if an Award otherwise terminates without delivery of any Stock subject thereto, then the number of shares of Stock counted against the aggregate number of shares available under the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for making Awards under the Plan. If the Option Price of any Option granted under the Plan, or if pursuant to Section 16.3 the withholding obligation of any Grantee with respect to an Option, is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation) or by withholding shares of Stock, only the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

* * * * *

     This Amendment No. 1 to the Plan was duly approved by the Board of Directors of the Corporation on January 22, 2003 and approved by the Shareholders of the Company on March ______, 2003.

REVOCABLE PROXY
MARTEK BIOSCIENCES CORPORATION

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS - MARCH 20, 2003			For	With- hold	For All Except
The undersigned holder of the Common Stock of Martek Biosciences Corporation (the "Corporation") acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated February 12, 2003 and hereby constitutes and appoints Henry Linsert, Jr. and George P. Barker or each of them acting singularly in the absence of the other, the true and lawful proxy or proxies for and in the name of the undersigned to vote the shares of Common Stock that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, March 20, 2003 and at any adjournment or adjournments thereof.	The proxies are instructed to vote as follows:

Proposal 1: Election of Class II Directors.

Gordon S. Macklin, William D. Smart, Robert J. Flanagan and Richard J. Radmer

		INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.	☐	☐	☐

The Board recommends a vote “FOR” Proposals 1 and 2.

			For	Against	Abstain
		Proposal 2: To approve an additional 300,000 shares of common stock reserved for issuance under the Company's 2002 Stock Incentive Plan.	☐	☐	☐

Shares represented by all properly executed proxies will be voted in accordance with the instructions appearing on this proxy. In the absence of specific instructions, proxies will be voted FOR proposals 1 and 2 and in the discretion of the proxy holders as to any other matters.

Please be sure to sign and date this Proxy in the box below.	Date	Execute proxy exactly as your name appears on this form. If stock is registered in more than one name, each joint holder should sign. When signing as trustee, executor or other fiduciary, please so indicate.

—Stockholder sign above — Co-holder (if any) sign above—

éDetach above card, sign, date and mail in postage paid envelope provided. é

MARTEK BIOSCIENCES CORPORATION

PLEASE ACT PROMPTLY
SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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